SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
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                              Exchange Act of 1934

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           14a-6(e)(2))

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                            COACHMEN INDUSTRIES, INC
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THOR INDUSTRIES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                            IF OTHER THAN REGISTRANT)

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  4)       Date Filed:

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


                              THOR INDUSTRIES, INC.
      419 West Pike Street o P.O. Box 629 o Jackson Center, Ohio 45334-0629
                     Phone: 937-596-6849 o Fax: 937-596-6539

                             P R E S S R E L E A S E

Date:                      April 20, 2000
Contact:                   Wade F. B. Thompson or Peter B. Orthwein

Thor Industries, Inc. (NYSE:THO) announced today that it has released the following letter to the shareholders of Coachmen Industries, Inc. (NYSE:COA)

FELLOW SHAREHOLDERS OF COACHMEN INDUSTRIES, INC.:

PLEASE USE COACHMEN'S PROXY CARD FOR ITS SHAREHOLDER MEETING TO SEND A MESSAGE THAT COACHMEN SHOULD AGREE TO A MERGER WITH THOR

Coachmen shareholders need to send a strong message to the Coachmen Board that Coachmen should agree to a merger with Thor. The proxy card you have received from Coachmen and their annual meeting, currently scheduled for May 4, 2000, present a timely opportunity for shareholders to send such a message to the Coachmen Board. Yesterday, we asked Coachmen to promptly enter into a binding agreement with Thor and to postpone the annual meeting of shareholders while we negotiate a transaction. We also asked them to waive the defensive provisions of Coachmen's by-laws.

WE STRONGLY URGE YOU TO:

*     WITHHOLD AUTHORITY TO VOTE FOR ALL NAMED DIRECTOR NOMINEES, and

*     vote AGAINST approval of Coachmen's 2000 Omnibus Stock Incentive Program.

On April 17, 2000, Thor, which owns 466,300 or 3% of Coachmen's outstanding shares, made a proposal to Coachmen to acquire all of the outstanding Coachmen common stock for $18 per share. The proposed consideration consists of 60% cash and 40% Thor stock based upon Thor's closing price of $24 7/16 on April 14, 2000 (resulting in an exchange ratio of 0.7366 Thor shares for each Coachmen share exchanged entirely for Thor stock). Our offer is not subject to financing contingencies. The $18 offering price represents a 41.9% premium over Coachmen's closing stock price of $12 11/16 on April 14, 2000.

The offer not only gives Coachmen shareholders a substantial premium, but also permits them to continue as shareholders in the combined enterprise, providing further opportunities for long term value enhancement.

We reluctantly made our proposal public because of Coachmen's unwillingness to enter into discussions with us about a mutually beneficial merger. On February 21, 2000, we privately proposed a merger with Coachmen at $17 per share, only to be told that Coachmen was not interested in discussing our proposal.

ADVANTAGES OF A MERGER WITH THOR
_________________________________

The advantages of a merger of Coachmen and Thor are significant. We believe the transaction would be immediately accretive to pro-forma earnings per share and create additional opportunities to increase shareholder value as a result of:

*  cost savings from increased purchasing leverage in the RV industry, and

*  synergies due to the fit in products and geography between the two companies.

           COMPARE THOR'S STRONG PERFORMANCE TO COACHMEN'S PERFORMANCE

Since our founding 20 years ago, Thor has achieved an excellent record:

*        We have never had a year in which we lost money.

* We have substantial cash and no debt. Despite our strong cash position, we achieved a return on beginning stockholders equity of 22.3% in fiscal 1999 versus Coachmen's 14.4% in fiscal 1999.

* While our diluted earnings per share have grown from $1.12 in fiscal 1996 to $2.52 in fiscal 1999 (a compound annual growth rate of 31.0%), Coachmen's diluted earnings per share have declined from $1.84 in fiscal 1996 to $1.80 in fiscal 1999. These earnings results were achieved while both companies had similar revenue growth rates during the same periods.

* During 1999, a year in which RV industry shipments were up nearly 10% to the highest unit sales in 20 years following a 15% increase in 1998, Coachmen's RV income before taxes for the year was down 22.1%. In the second half of 1999, its RV income dropped 32.8% versus 1998 and declined 62.1% in the last quarter alone. Coachmen was the only major public manufacturer to show an RV earnings decline in 1999.

* In contrast, Thor's latest six months' results show RV sales up 18.3% and RV income up 37.0%.

* We believe our stock should be very attractive to Coachmen shareholders, since the ratio of Coachmen to Thor closing stock prices has declined during the last two years. On February 4, 1998, this ratio was 1.26x--its highest level in the past two years. However, by April 14, 2000, the ratio declined to .52x. Thor's closing stock price increased 8.0% from $22 5/8 on March 31, 1999 to $24 7/16 on April 14, 2000. In contrast, Coachmen's closing stock price dropped 38.1% from $20 1/2 on March 31, 1999 to $12 11/16 on April 14, 2000. Between March
         31, 1999 and April 14, 2000, Coachmen shareholders lost approximately $120 million in market value.

* Coachmen possesses a number of un-utilized and under-utilized assets, including real estate and, we understand, a corporate jet. Coachmen recently acquired a new corporate headquarters.

* Coachmen has spent $13.3 million over the past 3 years on an Enterprise Resource Planning system. These costs incurred represented approximately 10% of the company's net income before taxes during this time. Coachmen's 1999 Annual Report to Shareholders discloses that the system has resulted in "major operational disruptions..., significant material shortages..., high rework costs and missed sales that resulted in dramatically reduced profits." Plus, its 1999 Annual Report states that "higher costs associated with...the underlying system will continue to impact profits in 2000."


                WHAT HAS THE COACHMEN BOARD BEEN DOING ABOUT IT?
     POISON PILLS, GOLDEN PARACHUTES, EXECUTIVE-FRIENDLY STOCK OPTION PLANS


While the Coachmen Board has (i) rebuffed our attempts to discuss a mutually beneficial transaction that will increase shareholder value and (ii) watched the decline of its earnings and share price, it:

*  has extended a "poison pill" that further entrenches the existing executives.

* has approved Change in Control Agreements offering rich rewards to family members and others - golden parachutes.

* now seeks your approval to adopt a stock incentive plan that will reward the same family members and others and dilute current stockholders' interests.

POISON  PILL.  In  October  1999,   the  Coachmen  Board  replaced  an  expiring
------------
shareholder rights plan with one which became effective in January of this year (the "poison pill"). If triggered, the rights plan would cause any person deemed an "acquiring person" to suffer substantial dilution. It is troubling to us that an under-performing Board has so much discretion over who can and cannot participate in the process to increase shareholder value. We believe the Board should redeem the poison pill immediately, in the best interests of all shareholders.

CHANGE IN CONTROL  AGREEMENTS.  As described on page 9 in  Coachmen's  March 27,
-----------------------------
2000 Proxy Statement delivered to you, Coachmen has entered into "Change in Control Agreements" with certain executive officers and other employees. If there is a change in control of Coachmen and these employees leave for certain specified reasons, these individuals can receive a huge, and we think unjustified, financial payment. Based upon information in Coachmen's Proxy Statement, we believe that many millions of dollars could be paid out under these golden parachutes - and that approximately $3.0 million could be paid to members of the Corson family.


EXECUTIVE-FRIENDLY STOCK INCENTIVE PLAN. On top of these golden parachutes,  the
---------------------------------------
Coachmen Board is now asking you to authorize an additional 1.0 million shares in its 2000 Omnibus Stock Incentive Plan. We believe that this is another attempt by executive officers to increase their personal compensation without making a reciprocal increase in their accountability for the financial performance (or under-performance) of Coachmen. Some of the individuals who are eligible for benefits under this plan include the very same executives who have continually refused to negotiate with us.


       AGAIN, PLEASE USE COACHMEN'S PROXY CARD FOR ITS SHAREHOLDER MEETING TO SEND A MESSAGE THAT COACHMEN SHOULD AGREE TO A MERGER WITH THOR

Coachmen shareholders need to send a strong message to Coachmen executives that Coachmen should agree to a merger with Thor. The upcoming annual meeting of Coachmen, currently scheduled for May 4, 2000, presents a timely opportunity for shareholders to send a strong message to the Coachmen Board.

WE STRONGLY URGE YOU TO:
-----------------------

*    WITHHOLD AUTHORITY TO VOTE FOR ALL NAMED DIRECTOR NOMINEES, and

*    vote AGAINST approval of Coachmen's 2000 Omnibus Stock Incentive Program.

By voting on the proxy card provided by Coachmen to WITHHOLD ALL NOMINEES for directors and voting AGAINST the approval of the 2000 Omnibus Stock Incentive Program, you can encourage the Coachmen Board to do what is right and maximize your investment value. THIS IS YOUR LAST CHANCE THIS YEAR TO SEND THAT MESSAGE.

If you have already voted in any other way and now wish to change your vote, please call D.F. King & Co. at (212) 493-6920 for instructions on how to easily change your vote. Likewise, if you have any questions on these procedures, please also call D.F. King.

         Thank you for your support.
                                             Sincerely,
                                             THOR INDUSTRIES, INC.



                                             Wade F.B. Thompson, Chairman


          IT IS IMPORTANT THAT YOUR VOICE BE HEARD BY COACHMEN'S BOARD
          ____________________________________________________________

                                      * * *

         This press release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from Thor's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in Thor's filings with the Securities and Exchange Commission. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.

         This press release and certain other communications made by or on behalf of Thor may constitute a solicitation. Thor intends to make a preliminary filing with the Securities and Exchange Commission of proxy materials. Thor has not yet filed such materials. Shareholders are advised to read the proxy statement and other documents related to any proxy solicitation by Thor when they become available because they will contain important information. When completed, a definitive proxy statement and related proxy materials will be mailed to shareholders of Coachmen and will be available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

         Thor and certain other persons named below may be deemed to be "participants" (as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended ("Schedule 14A")) in any solicitation. The participants in this solicitation may include the following executive officers of Thor: Wade Thompson and Peter Orthwein. As of the date of this communication, Thor and Peter Orthwein may be deemed the beneficial owner of 466,300 and 300 shares of common stock of Coachmen, respectively, and Mr. Thompson and Mr. Orthwein may be deemed to beneficially own approximately 4,535,930 and 639,100 shares of Thor common stock, respectively.

         In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained D.F. King & Co., Inc. ("D.F. King & Co."), BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns") and Barry Vogel to act as advisors.

         D.F. King & Co. is a proxy solicitor that may provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders for which it will receive customary compensation. Employees of D.F. King & Co. may communicate in person, by telephone or otherwise with persons who are shareholders of Coachmen.

         BMO Nesbitt Burns is an investment banking firm that provides a range of financial services for institutional and individual clients. In connection with the engagement of BMO Nesbitt Burns as a financial advisor to Thor, Thor anticipates that with respect to any solicitation the following employee of BMO Nesbitt Burns may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in such proposed solicitation: Steven Knoop. BMO Nesbitt Burns does not believe that it or any of its directors, officers, employees or affiliates is a "participant" as defined in Schedule 14A or that Schedule 14A requires the disclosure of participant information regarding BMO Nesbitt Burns. BMO Nesbitt Burns will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which they are otherwise entitled under the terms of their engagement. Thor has agreed to pay BMO Nesbitt Burns customary compensation for acting as financial advisor to Thor in this transaction and has agreed to provide BMO Nesbitt Burns and certain persons related to BMO Nesbitt Burns with customary indemnification against certain liabilities, including certain liabilities under the federal securities laws, arising out of this engagement. An affiliate of BMO Nesbitt Burns provides commercial lending services to Thor. In the ordinary course of its business, BMO Nesbitt Burns may trade securities of Coachmen or Thor for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. BMO Nesbitt Burns has informed Thor that, as of the date hereof, it does not hold any shares of common stock of Coachmen for its own account. BMO Nesbitt Burns and/or certain of its affiliates may have voting and dispositive power with respect to certain shares of common stock of Coachmen held in asset management, brokerage and other accounts. BMO Nesbitt Burns and each of its affiliates disclaim beneficial ownership of such shares.

         In addition to any solicitations that may be made by any of the above-referenced persons, Thor has retained Mr. Vogel as an advisor. In connection with his engagement, Thor anticipates that Mr. Vogel may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of Coachmen for the purpose of assisting in the proposed solicitation. Mr. Vogel will not receive any fee for, or in connection with, such solicitation activities, apart from the fees to which he is otherwise entitled under the terms of his engagement. Thor has agreed to pay Mr. Vogel a fee as compensation for acting as an advisor to Thor in this transaction. Mr. Vogel and members of his immediate family beneficially own 14,400 shares of common stock of Coachmen.